Exhibit 99.1

Societal CDMO Reports First Quarter 2023 Financial Results

Recorded Q1 Revenue of $21.5 Million

Signed Multiple New Business Agreements with New and Existing Customers

Granted FDA Approval for Manufacture of First Commercial Tablet Product

Company to Host Webcast Today at 4:30 p.m. ET

SAN DIEGO, CA, and GAINESVILLE, GA – May 10, 2023 — Societal CDMO, Inc. (“Societal”; NASDAQ: SCTL), a contract development and manufacturing organization (CDMO) dedicated to solving complex formulation and manufacturing challenges primarily in small molecule therapeutic development, today reported financial results for the first quarter ended March 31, 2023.

“The company’s many achievements in 2022 placed Societal in an overall stronger financial position and paved the way for growth in 2023 and beyond. In the first quarter, we continued to build on that momentum,” said David Enloe, chief executive officer of Societal CDMO. “During the first quarter, we won multiple key projects that we expect will continue to feed our backlog, our manufacturing pipeline and our capacity utilization during the year. Notable among these is the project recently announced with a new customer, Longboard Pharmaceuticals. This project will span a range of Societal’s offerings including technology transfer and analytical method validation activities to support Longboard’s lead asset, LP352, a 5-HT2C receptor superagonist.

“Subsequent to the quarter end, we also announced that the company had signed work order extensions with multiple existing customers. While securing new customers remains an important objective for the company, being awarded expansion projects by our existing customers is an equally important area of growth for the company. During the first quarter, we signed multiple work expansion agreements spanning the company’s analytical services, to manufacturing, to product encapsulation and packaging.

“Another important event for Societal during the first quarter was the approval by the FDA of the company as a manufacturer of a commercial tablet product. This approval is the first for Societal for the manufacture of a commercial tablet, reflecting both the company’s ongoing expansion of capabilities as well as our success in building Societal’s reputation as a CDMO-of-choice. We are delighted to have been entrusted with the production of this important product, and we expect to begin manufacturing it later this year in our Gainesville, Georgia facility.

“This continued momentum, combined with our line of sight into the balance of the year, give us confidence in reaffirming our 2023 revenue guidance of between $94 and $100 million, with an EBITDA, as adjusted*, of between $15 and $18 million.”

First Quarter 2023 and Other Recent Developments

Business Development:

•
New and expanded customer projects. During the quarter, the company signed $4.8 million in sales by adding four new customers and expanded project agreements across 12 existing programs, all while maintaining the company’s sales win rate at elevated levels. The new business includes formulation and analytical method development, cGMP manufacturing, stability studies, packaging and logistics services.

Corporate Events:

•
Granted FDA approval for manufacture of first commercial tablet product. During the quarter, the United States Food and Drug Administration (FDA) approved the company as a manufacturer of a commercial tablet product. This FDA approval adds to the company’s FDA approved product armamentarium and represents the first commercial tablet that Societal has been approved to manufacture, and the company will generate commercial manufacturing revenue from the product at its Gainesville, Georgia facilities later this year.
•
Comments to Lannett Restructuring Support Agreement and bankruptcy filing. Societal CDMO owns the NDA and the drug master file for Verapamil, a long-approved calcium channel blocker for the treatment of hypertension. Lannett has served as the company’s marketing partner for the Verapamil PM and Verelan SR formulations since 2014. In July 2022, the company entered into an amendment to its license and supply agreement with Lannett which provided Societal CDMO with improved overall economics, increases in manufacturing prices, and potential new GMP manufacturing agreements targeting injectable products for multiple additional Lannett development projects. In addition, the agreement provided Societal CDMO with options to engage with alternative marketing partners under certain conditions.

Societal CDMO believes that Lannett’s recent Restructuring Support Agreement positions Lannett to continue to execute as a marketing partner to Societal CDMO in the near-term. However, it is important to note that Societal CDMO is first and foremost committed to protecting and expanding the distribution of the company’s Verapamil PM and Verelan SR products. For that reason, Societal CDMO has been carefully monitoring Lannett’s circumstances over the past 12 months, and expects that, should it be necessary, any transition from Lannett to another marketing partner would take place with limited disruption to the sales of Verapamil PM and Verelan SR.

Financial Results for the Three Months Ended March 31, 2023

Revenues for the quarter ended March 31, 2023 were $21.5 million. This represents a slight increase compared to revenues of $21.2 million recorded during the prior year period. The increase of $0.3 million was primarily driven by an increase in revenue from the company’s largest commercial customer Teva, correlated with pull through in demand resulting from market share gains against the sole competitor for the Verapamil SR products, partially offset by lower revenues from product sales to Lannett due to timing of customer orders.

Cost of sales for the quarter ended March 31, 2023 was $19.3 million compared to $16.2 million for the comparable period of 2022. The increase of $3.1 million was primarily due to mix of revenue and related cost absorption, including increased costs associated with the new aseptic fill/finish line as we expand capabilities and increased material costs.

Selling, general and administrative expenses for the first quarter of 2023 were $4.6 million, compared to $5.7 million recorded in the 2022 period. The decrease of $1.1 million was primarily related to lower public company costs and administrative costs than the prior year.

Interest expense was $2.1 million for the three months ended March 31, 2023, a decrease compared to $3.4 million for the comparable period of 2022. The decrease of $1.3 million was primarily due to a significantly reduced amount of aggregate principal and lower interest rates under the company's refinanced debt as compared to the borrowings outstanding during the period ended March 31, 2022.

For the quarter ended March 31, 2023, the company recorded a net loss of $4.7 million or $0.06 per diluted share, as compared to a net loss of $4.3 million or $0.08 per diluted share, for the comparable period of 2022. EBITDA, as adjusted* for the period was $0.6 million compared to $2.8 million in the prior year period. The $2.2 million decrease in EBITDA is primarily due to mix of revenue and related cost absorption offset by reduced selling, general and administrative costs.

* EBITDA, as adjusted is non-GAAP financial measures (see reconciliation of non-GAAP financial measures at the end of this release).

Non-GAAP Financial Measures

To supplement Societal’s financial results determined by U.S. generally accepted accounting principles (“GAAP”), the company monitors certain non-GAAP information for the business, including EBITDA, as adjusted. The company believes that these non-GAAP financial measures are helpful in understanding the business as they are useful to investors in allowing for greater transparency of supplemental information used by management. These measures are used by investors, as well as management in assessing the company’s performance. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, reported GAAP results. Further, Non-GAAP financial measures, even if similarly titled, may not be calculated in the same manner by all companies, and therefore should not be compared. Please see the section of this press release titled “Reconciliation of GAAP to Non-GAAP Financial Measures” for a reconciliation of non-GAAP financial measures to their most directly comparable GAAP measures.

Webcast

Societal management will be hosting a webcast today, May 10, 2023, beginning at 4:30 p.m. ET. The webcast may be accessed via "Investor Events" in the Investor section of the company's website, https://ir.societalcdmo.com/events. An archived webcast will be available on the company's website approximately two hours after the event and will be available for 30 days.

About Societal CDMO

Societal CDMO (NASDAQ: SCTL) is a bi-coastal contract development and manufacturing organization (CDMO) with capabilities spanning pre-Investigational New Drug (IND) development to commercial manufacturing and packaging for a wide range of therapeutic dosage forms with a primary focus on small molecules. With an expertise in solving complex manufacturing problems, Societal is a leading CDMO providing therapeutic development, end-to-end regulatory support, clinical and commercial manufacturing, aseptic fill/finish, lyophilization, packaging and logistics services to the global pharmaceutical market.

In addition to our experience in handling DEA controlled substances and developing and manufacturing modified-release dosage forms, Societal has the expertise to deliver on our clients’ pharmaceutical development and manufacturing projects, regardless of complexity level. We do all of this in our best-in-class facilities, which total 145,000 square feet, in Gainesville, Georgia and San Diego, California.

Societal CDMO: Bringing Science to Society. For more information about Societal’s customer solutions, visit societalcdmo.com.

Cautionary Statement Regarding Forward Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements, among other things, relate to the company’s financial guidance; ability to manage costs and to achieve its financial goals; to operate under lending covenants; to close its land sale transaction on the anticipated timeline; and to maintain relationships with CDMO commercial partners and develop additional commercial partnerships. The words "anticipate", "believe", "correlate", "could", "estimate", “upcoming”, "expect", "intend", "may", "plan", "predict", "project", "will" and similar terms and phrases may be used to identify forward-looking statements in this press release. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Factors that could cause the company’s actual outcomes to differ materially from those expressed in or underlying these forward-looking statements include, but are not limited to, unstable market and macroeconomic conditions, including any adverse impact on the customer ordering patterns or inventory rebalancing or disruption in raw materials or supply chain; demand for the company’s services, which depends in part on customers’ research and development funding, their clinical plans and the market success of their products; customers' changing inventory requirements and manufacturing plans; customers and prospective customers decisions to move forward with the company’s manufacturing services; the average profitability, or mix, of the products the company manufactures; the company’s ability to enhance existing or introduce new services in a timely manner; fluctuations in the costs, availability, and suitability of the components of the products the company manufactures, including active pharmaceutical ingredients, excipients, purchased components and raw materials, or the company’s customers facing increasing or new competition; the Company’s ability to collect on customers’ receivable balances; the extent to which health epidemics and other outbreaks of communicable diseases could disrupt our operations; and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission at www.sec.gov. These forward-looking statements are based on information currently available to us, and we assume no obligation to update any forward-looking statements except as required by applicable law.

Contacts

Stephanie Diaz (Investors)

Vida Strategic Partners

(415) 675-7401

sdiaz@vidasp.com

Tim Brons (Media)

Vida Strategic Partners

(415) 675-7402

tbrons@vidasp.com

Ryan D. Lake (CFO)

Societal CDMO

(770) 531-8365

ryan.lake@societalcdmo.com

SOCIETAL CDMO, INC. AND SUBSIDIARIES

Summary of Operating Results

(Unaudited)

	Three months ended March 31,
(dollars in thousands, except per share amounts)	2023	2022	Change	%
Revenue	$21,527	$21,194	$333	2%
Cost of sales	19,279	16,114	3,165	20%
Gross margin	10%	24%
Selling, general and administrative expenses	4,662	5,710	(1,048)	-18%
Amortization of intangible assets	184	221	(37)	-17%
Total operating expenses	24,125	22,045	2,080	9%
Operating loss	(2,598)	(851)	(1,747)	205%
Interest expense	(2,145)	(3,418)	1,273	-37%
Interest income	131	5	126	2520%
Loss before income taxes	(4,612)	(4,264)	(348)	8%
Income tax expense	72	—	72	n/a
Net loss	$(4,684)	$(4,264)	$(420)	10%

Loss per share, diluted	$(0.06)	$(0.08)	$0.02	-25%

EBITDA, as adjusted*	$609	$2,761	$(2,152)	-78%

* EBITDA, as adjusted, is a non-GAAP financial measure (see reconciliation of non-GAAP financial measures at the end of this release).

SOCIETAL CDMO, INC. AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP Measures

(Unaudited)

To supplement the company’s financial results determined by U.S. generally accepted accounting principles (“GAAP”), the company has disclosed in the tables below the following non-GAAP information about EBITDA, as adjusted.

EBITDA, as adjusted, is net income or loss as determined under GAAP excluding interest expense, income tax expense, depreciation, amortization, non-cash stock-based compensation, costs related to the acquisition and integration of IriSys, and costs related to the debt refinancing.

The company believes that non-GAAP financial measures are helpful in understanding its business as it is useful to investors in allowing for greater transparency of supplemental information used by management. EBITDA, as adjusted is used by investors, as well as management in assessing the company’s performance. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, reported GAAP results. Further, Non-GAAP financial measures, even if similarly titled, may not be calculated in the same manner by all companies, and therefore should not be compared.

First quarter results

	Three months ended March 31,
(amounts in thousands)	2023	2022
Net loss (GAAP)	$(4,684)	$(4,264)
Interest expense, net	2,014	3,413
Income tax expense	72	—
Depreciation	1,905	1,792
Amortization of intangible assets	184	221
Stock-based compensation	1,044	1,479
Refinancing, deal and integration costs (a)	74	120
EBITDA, as adjusted	$609	$2,761

2023 guidance compared to 2022 full year results

	Year ending / ended December 31,
(amounts in thousands)	2023	2022
	(estimate)
Net loss (GAAP)	$(7,500) - (4,500)	$(19,881)
Interest expense, net	8,200	14,059
Income tax expense	100	1,105
Depreciation	8,200	7,413
Amortization of intangible assets	900	905
Stock-based compensation	5,000	5,426
Refinancing, deal and integration costs (a)	100	7,774
EBITDA, as adjusted	$15,000 - 18,000	$16,801
a)
Costs related to the December 2022 debt refinancing and the acquisition and integration of IriSys.